Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 12, 2011 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $936,973 or $.21 per share, for the quarter ended September 30, 2011 – an increase of 14.04% from earnings for the third quarter ended September 30, 2010 of $821,601 or $.19 per share. Returns on average assets and average equity for the nine months ended September 30, 2011 were 1.05% and 10.49%, respectively, compared with 2010 returns on average assets and average equity of 1.15% and 10.71%, respectively. Earnings for the nine months ended September 30, 2011 increased $77,067 or 3.38% to $2,354,377 compared to $2,277,310 for the nine months ended September 30, 2010.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "We were extremely pleased with 3rd quarter earnings, which allowed us to increase our quarterly dividend by 10%. We have had good deposit growth during the past several years as we have remained a functioning bank during this period of economic distress. Our deposit growth in the 3rd quarter reflects several large one time deposits which increased the company's total assets to a record level of $373 million at quarter end. Also, the unprecedented low level of interest rates has had a positive impact on mortgage volume, which has also helped profitability. This was a strong quarter for the bank, which we would like to continue into the future.

October 22nd will be the 25th anniversary of the bank receiving its charter. We are proud of what we have been able to accomplish during this period. We feel we are the community bank of the Trident area. Our business model is based on personal service, responsiveness, attention to detail and long term relationships with our customers – supported by a bank with strong capital, earnings, liquidity and, most importantly, great bankers. We look forward to the next twenty-five years."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2011	2010

Shares Outstanding
BKSC Common Stock	4,444,940	4,426,273

Book Value Per Share	$7.06	$6.58

Total Assets	$373,418,654	$261,257,073

3 Months
Ending

Net Income	$936,973	$821,601

Basic Earnings Per Share	$.21	$.19

Diluted Earnings Per Share	$.21	$.19

Weighted Average Shares
Outstanding Basic	4,444,355	4,425,936

Weighted Average Shares
Outstanding Diluted	4,444,355	4,425,936

9 Months
Ending

Net Income	$2,354,377	$2,277,310

Basic Earnings Per Share	$.53	$.52

Diluted Earnings Per Share	$.53	$.52

Weighted Average Shares
Outstanding Basic	4,438,184	4,412,138

Weighted Average Shares
Outstanding Diluted	4,438,184	4,412,138

CONTACT: Sheryl G. Sharry, +1-843-724-1500